Exhibit 99
News Release


Investor Contact:


Jack McHale, 215-986-6050
Jack.McHale@unisys.com


Media Contact:

Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com




UNISYS PROVIDES PRELIMINARY SECOND-QUARTER 2009 FINANCIAL RESULTS AND ANNOUNCES PRICE AT WHICH COMMON STOCK WILL BE ISSUED IN PRIVATE DEBT EXCHANGE OFFERS

BLUE BELL, Pa., July 13, 2009 - Unisys Corporation (NYSE: UIS) today provided a preliminary view of selected second-quarter 2009 financial results. The company currently expects:

* Revenue in the $1.09 to $1.14 billion range, which is a decline from second-quarter 2008 revenue of $1.34 billion. Foreign exchange rates had an approximately 8 percentage-point negative impact on the year-over-year revenue comparison;

* Profit before tax in the $30 to $55 million range compared to a pre-tax loss of $5.0 million in the year-ago quarter;

* Approximately $475 million of cash on hand at the end of the quarter, which includes a benefit of approximately $25 million from favorable foreign currency translation in the current quarter;

* A substantial decline in services orders versus a year ago, reflecting the continued weak demand environment.

As previously announced, Unisys will release its second-quarter 2009 results on Tuesday, July 28 before the opening of trading on the New York Stock Exchange.

Unisys also announced today that in connection with the exchange offers and consent solicitations it announced on June 30, 2009, the per share price at which its common stock will be issued in the exchange offers is $1.5554. As previously disclosed, this price was calculated based on the volume-weighted average price of the common stock, as displayed under the heading "Bloomberg VWAP" on Bloomberg page "UIS US <equity> VWAP", in respect of the ten trading day period ending on and including July 8, 2009. In the exchange offers, Unisys is offering to exchange new secured notes, cash and shares of the company's common stock for existing senior notes.

As previously disclosed, tendered notes may not be withdrawn after 5:00 p.m., New York City time, on July 14, 2009, and the exchange offers expire at midnight, New York City time, on July 28, 2009, in each case, unless extended.

The terms and conditions of the exchange offers and consent solicitations are set forth solely in the confidential offering circular and consent solicitation statement dated June 30, 2009 (the "Offering Circular") relating to the exchange offers and the consent solicitations and the accompanying letter of transmittal and consent (together with the Offering Circular, the "Offering Documents"). Offering Documents are being distributed only to holders of senior notes who complete a form confirming that they are within the category of eligible holders for these private offers. The exchange offers and consent solicitations are made only by, and pursuant to, the terms set forth in the Offering Circular, and the information in this press release is qualified by reference to the Offering Documents. Subject to applicable law, Unisys may amend, extend or terminate any of the exchange offers and any of the consent solicitations.

The exchange offers are being made, and the new secured notes and common stock are being offered and issued within the United States only to "qualified institutional buyers" as defined in Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and outside the United States to non-U.S. investors. The new secured notes and the common stock being offered have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company plans to enter into a registration rights agreement pursuant to which certain holders of the common stock will be granted certain registration rights. This press release does not constitute a solicitation of an offer to buy or an offer to sell senior notes, new secured notes or common stock subject to the exchange offers in any jurisdiction.

ABOUT UNISYS
Unisys is a worldwide information technology company. We provide a portfolio of IT services, software, and technology that solves critical problems for clients. We specialize in helping clients secure their operations, increase the efficiency and utilization of their data centers, enhance support to their end users and constituents, and modernize their enterprise applications. To provide these services and solutions, we bring together offerings and capabilities in outsourcing services, systems integration and consulting services, infrastructure services, maintenance services, and high-end server technology. With more than 26,000 employees, Unisys serves commercial organizations and government agencies throughout the world. For more information, visit www.unisys.com.

FORWARD-LOOKING STATEMENTS
Any statements contained in this press release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements of the Company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. The company's preliminary results announced in this press release are based on preliminary information about the second quarter of 2009 and are subject to revision. Although the quarter is now completed, the company is still in the early stages of its standard financial reporting closing procedures. Accordingly, as the company completes its normal quarter-end closing and review processes, actual results could differ materially from the company's preliminary view. In addition, there can be no assurance that the exchange offers and the consent solicitations will be completed, either because the minimum tender conditions to complete the transaction may not be satisfied, or otherwise. Factors that could affect the Company's future results include: the Company's ability to refinance its debt; the economic and business environment; the Company's ability to access external credit markets; the Company's significant pension obligations; the success of the Company's turnaround program; aggressive competition in the information services and technology marketplace; volatility and rapid technological change in the Company's industry; the Company's ability to retain significant clients; the Company's ability to grow outsourcing; the Company's ability to drive profitable growth in consulting and systems integration; market demand for the Company's high-end enterprise servers and maintenance on these servers; the risk that the Company's contracts may not be as profitable as expected or provide the expected level of revenues and that contracts with U.S. governmental agencies may be subject to audits, criminal penalties, sanctions and other expenses and fines; the risk that the Company may face damage to its reputation or legal liability if its clients are not satisfied with its services or products; the performance and capabilities of third parties with whom the Company has commercial relationships; the risks of doing business internationally; the business and financial risk in implementing future dispositions or acquisitions; the potential for infringement claims to be asserted against the Company or its clients and the possibility that pending litigation could affect the Company's results of operations or cash flow. Additional discussion of these and other factors that could affect Unisys' future results is contained in its periodic filings with the Securities and Exchange Commission. Unisys assumes no obligation to update any forward-looking statements.

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RELEASE NO.: 0713/9004

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.